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                   SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549



                                FORM 11-K

                             ANNUAL REPORT



(Mark One)

[x]  ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE
     ACT OF 1934

     For the fiscal year ended December 31, 2000


                                  OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

     For the transition period from ______________ to ______________.



Commission file number 0-981
                       -----




A. Full title of the plan and the address of the plan, if different from that of the issuer named below:


              PUBLIX SUPER MARKETS, INC. 401(k) SMART PLAN




B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:


                       PUBLIX SUPER MARKETS, INC.
                     1936 GEORGE JENKINS BOULEVARD
                        LAKELAND, FLORIDA 33815


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                                 SIGNATURE



 Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the Publix Super Markets, Inc. 401(k)SMART Plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             PUBLIX SUPER MARKETS, INC.
                                             401(k) SMART PLAN


Date:  March 29, 2001                   By:   /s/Tina P. Johnson
                                             ------------------
                                             Tina P. Johnson
                                             Senior Vice President
                                             and Trustee of the 401(k)
                                             SMART Plan - Publix Stock
                                             Fund